DRAFT

Dated ___________ __, 1996

Supplement to Prospectus dated April 18, 1996

ELFUN FUNDS

     Each of the Funds is now authorized to invest in GEI Short-Term Investment Fund (the "Investment Fund"), an investment fund advised by General Electric Investment Management Incorporated ("GEIM") created specifically to serve as a vehicle for the collective investment of cash balances of the Funds (other than the Money Market Fund) and other accounts advised by either GEIM or General Electric Investment Corporation ("GEIC").

     To reflect the foregoing and in connection therewith to clarify the types of money market instruments in which the Funds are authorized to invest directly, the first paragraph on page 12 of the prospectus under "Additional Investments -
- - Money Market Instruments" has been deleted in its entirety and now reads as follows:

     Money Market Instruments. Each Fund, other than the Money Market Fund, may invest only in the following types of money market instruments: (i) securities issued or guaranteed by the U.S. Government or one of its agencies or instrumentalities, (ii) debt obligations of banks, savings and loan institutions, insurance companies and mortgage bankers, (iii) commercial paper and notes, including those with variable and floating rates of interest, (iv) debt obligations of foreign branches of U.S. banks, U.S. branches of foreign banks and foreign branches of foreign banks, (v) debt obligations issued or guaranteed by one or more foreign governments or any of their political subdivisions, agencies or instrumentalities, including obligations of supranational entities, (vi) debt securities issued by foreign issuers and (vii) repurchase agreements.





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     Each Fund, other than the Money Market Fund, may also
     invest up to 25% of its assets in the Investment Fund, a fund created specifically to serve as a vehicle for the collective investment of cash balances of the Funds (other than the Money Market Fund) and other accounts advised by General Electric Investment Management Incorporated ("GEIM")<F1> or GEIC. The Investment Fund invests exclusively in the money market instruments described in (1) through (vii) above. The Investment Fund is advised by GEIM. No advisory fee is charged by GEIM to the Investment Fund, nor will the Funds incur any sales charge, redemption fee, distribution fee or service fee in connection with its investments in the Investment Fund.

[FN]

<F1>
GEIM will have to be defined for the first time here rather than in the "General" section under "Risk Factors and Special Considerations."